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                                                           EXHIBIT 11.01

                            PORTOLA PACKAGING, INC.
                COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               Year Ended August 31,
                                                          1994        1995         1996
                                                       ---------    ---------   ---------
Weighted average common shares
    outstanding for the period                           11,087       11,393      11,800
                                                       ---------    ---------   ---------
Shares used in per share calculation                     11,087       11,393      11,800
                                                       ---------    ---------   ---------
                                                       ---------    ---------   ---------
Income (loss)before extraordinary items and cumulative
    effect of change in accounting principle             $1,100         $140     ($8,177)
Less the increase in the put value of warrants             (455)        (610)       (895)
                                                       ---------    ---------   ---------
Income (loss) before extraordinary item                    $645        ($470)    ($9,072)
                                                       ---------    ---------   ---------
                                                       ---------    ---------   ---------
Cumulative effect of change in accounting principle         $85
                                                       ---------
                                                       ---------
Net income (loss)                                          $225         $140     ($9,442)
Less the increase in the put value of warrants             (455)        (610)       (895)
                                                       ---------    ---------   ---------
Net income (loss)                                         ($230)       ($470)   ($10,337)
                                                       ---------    ---------   ---------
                                                       ---------    ---------   ---------
Net income (loss) per share
   before extraordinary item and cumulative effect of
   change in accounting principle                         $0.06       ($0.04)     ($0.77)
                                                       ---------    ---------   ---------
                                                       ---------    ---------   ---------
Cumulative effect of change in accounting principle       $0.01
Net income (loss) per share                            ---------
                                                       ---------
                                                         ($0.02)      ($0.04)     ($0.88)
                                                       ---------    ---------   ---------
                                                       ---------    ---------   ---------
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(1)  There is no difference between primary and fully diluted net income (loss)
per share for all periods presented.